Exhibit 8

List of significant subsidiaries

The table below provides details of the principal subsidiaries of Avecia Group plc:

	Country of incorporation	Principal Activity	Percentage of equity owned
Subsidiary undertakings

Avecia Corporation Limited	UK	Holding company	100%*
Avecia Investments Limited	UK	Holding company	100%*
Avecia UK Holdings Limited	UK	Holding company	100%*
Avecia Limited	UK	Chemical manufacture	100%*
Avecia Holdings BV (#)	The Netherlands	Holding company	100%*
Avecia BV (#)	The Netherlands	Chemical manufacture	100%*
Avecia Inc.	USA	Chemical manufacture	100%*
Avecia Holdings Inc.	USA	Holding company	100%*
Torcan Chemical Limited	Canada	Chemical manufacture	100%*
NeoResins Inc. (#)	USA	Chemical manufacture	100%*
Avecia Biotechnology Inc.	USA	Chemical manufacture	100%*
Avecia Spain SL (#)	Spain	Chemical manufacture	100%*

Joint ventures

Image Polymers Europe	UK	Chemical manufacture	50%*
Image Polymers Company	USA	Chemical manufacture	50%*

•	all ordinary shares held
•	# Sold as part of the NeoResins disposal on February 2, 2005